Exhibit 2.2

OAK VIEW BANKSHARES, INC.

BYLAWS

ARTICLE I

Meetings of Shareholders

Section 1.1. Annual Meeting. The regular annual meeting of the shareholders of Oak View Bankshares, Inc. (the “Company”) for the election of Directors and the transaction of whatever other business may properly come before the meeting shall be held at such place or, in the case of virtual-only meetings, at no physical place but solely by means of remote communication, in each case, as the Board of Directors (the “Board”) may in its discretion determine. If no determination is made, the meeting will be at the Main Office of Oak View National Bank or at such other place as the Board or the shareholders may designate, on the Tuesday in May each year corresponding to the week containing the third Thursday, or on such other date as the Board may designate (and if such day is a legal holiday, on the next business day). Notice of the meeting shall be mailed at least 10 days and no more than 60 days prior to the date thereof, addressed to each shareholder at his or her address appearing on the books of the Company. If, for any cause, an election of Directors is not made on that date, the Board or the shareholders shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting.

Section 1.2. Special Meetings. Except as otherwise specifically provided by law, special meetings of the shareholders may be called for any purpose at any time by the Board or by any one or more shareholders owning, in the aggregate, not less than 25 percent of the stock of the Company. Every such special meeting, unless otherwise provided by law, shall be called by mailing not less than 10 days nor more than 60 days prior to the date fixed for such meeting, to each shareholder at his or her address appearing on the books of the Company, a notice stating the purpose of the meeting.

Section 1.3. Nominations for Director. The Board may nominate Directors by resolution at any time prior to solicitation of proxies for the annual meeting of shareholders. Any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting, but only if written notice of such shareholder’s intent to make such nomination(s) has been given, either by personal delivery or by United States mail to the Secretary of the Company not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder; (f) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”) had the nominee been nominated, or intended to be nominated, by the Board; and (g) the written consent of each nominee to serve as a Director of the Company if so elected. The presiding officer at any meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing sentence.

Section 1.4. Shareholder Proposals. (a) Eligible shareholders shall submit proposals for inclusion in the proxy materials for consideration at annual meetings of the Company in accordance with the rules and regulations of the SEC. A proponent may submit no more than one proposal that, with a supporting statement, shall not exceed in the aggregate 500 words. At the time of submitting any such proposal, the proponent shall set forth his name and address and shall be a record or beneficial owner of at least the number of shares required for proponents submitting shareholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. The proponent shall have held such securities for at least one year, and he shall continue to own such securities through the date on which the meeting is held. At the time of submission of the proposal, the Company shall receive from the proponent documentary evidence which supports such beneficial ownership in the form prescribed under SEC rules and regulations.

(b) Such proposal must be by written notice, either by personal delivery or by United States mail to the Secretary of the Company not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the Board, provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting of shareholders.

(c) The Company shall not be required to include the proposal in its proxy statement or form of proxy unless the proponent has complied with the requirements of the SEC and this section. In addition, the Chairman at the meeting may refuse to acknowledge the proposal by any person that is not made in compliance with the foregoing.

Section 1.5. Proxies. Shareholders may vote at any meeting by proxies duly authorized in writing. Proxies with facsimile or electronic signatures may be used. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted.

Section 1.6. Quorum. A quorum at any meeting of shareholders shall be a majority of the votes entitled to be cast, represented in person or by proxy. If a quorum exists, action on a matter is approved by a majority of the votes cast within the voting group, unless a greater vote is required by law or the Articles of Incorporation (except that in elections of Directors those receiving the greatest number of votes shall be elected even though less than a majority).

Section 1.7. Adjournments. The persons holding shares representing the majority of the votes present and entitled to be cast at any meeting, represented in person or by proxy, even though less than a quorum, may adjourn the meeting to a fixed time and place. If a meeting of the shareholders is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting shall be given as in the case of the original meeting. If a meeting is adjourned for less than 120 days, no notice of the date, time or place of the adjourned meeting or, in the case of a special meeting, the purpose or purposes for which the meeting is called, need be given other than by announcement at the meeting at which the adjournment is taken, prior to such adjournment. If a quorum shall be present at any adjourned meeting, any business may be transacted which might have been transacted if a quorum had been present at the meeting as originally called.

ARTICLE II

Directors

Section 2.1. Board of Directors. The Board shall have power to manage and administer the business and affairs of the Company. Except as expressly limited by law, all corporate powers of the Company shall be vested in and may be exercised by the Board.

Section 2.2. Number. The Board shall consist of no less than five nor more than 25 persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any meeting thereof. The Board may not increase the number of Directors between meetings of shareholders to a number which: (i) exceeds by more than two the number of Directors last elected by the shareholders where such number was 15 or less; or (ii) exceeds by more than four the number of Directors last elected by the shareholders where such number was 16 or more.

Section 2.3. Regular Meetings. The regular meetings of the Board shall be held, without notice, at the Main Office of Oak View National Bank, or at any other convenient place duly authorized by the Board, on the third Thursday of each calendar month, or on such other date as may be established by the Board. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

Section 2.4. Special Meetings. Special meetings of the Board may be called by the President or at the request of three or more Directors. Each member of the Board shall be notified of the time and place of each such special meeting by mail, in person, or any other means that communicates the time and place of such special meeting to such Directors. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

Section 2.5. Participation in Meetings by Remote Communication. The Board may permit any or all Directors to participate in a meeting of the Directors by, or conduct the meeting through the use of, conference telephone or any other means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present at the meeting.

Section 2.6. Quorum. A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law, or these Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of Directors present at the meeting is reduced below the number that would constitute a quorum, no business may be conducted other than adjourning the meeting and selecting an alternative date for the meeting by a vote of the majority of the Directors present.

Section 2.7. Chairman of the Board. The Board shall appoint one of its members to be Chairman of the Board. He shall preside at all meetings of the Board and at all meetings of shareholders of the Company. The Chairman of the Board shall: (1) supervise the carrying out of the policies adopted or approved by the Board; (2) have general executive powers, as well as the specific powers conferred by these Bylaws; and (3) have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

Section 2.8. Vice Chairman of the Board. The Board shall appoint one of its members to be Vice Chairman of the Board. In the absence of the Chairman, the Vice Chairman shall preside at all meetings of the Board and at all meetings of shareholders of the Company. The Vice Chairman of the Board shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

Section 2.9. Vacancies. When any vacancy occurs among the Directors, a majority of the remaining members of the Board, in accordance with Virginia law, may appoint a Director to fill such vacancy at any regular meeting of the Board, or at a special meeting of the Board called for that purpose, in conformance with Section 2.2 of this Article II. A vacancy that will occur at a later date (for example, by reason of a resignation letter effective at a later date) may be filled before the vacancy occurs, but the new Director will not take office until the vacancy occurs.

Section 2.10. Term of Directors. Directors shall be elected for terms of three years and until their successors are elected and qualified, except as provided for in the Articles of Incorporation. Directors shall be divided into three classes pursuant to the Articles of Incorporation, and election of approximately one-third of the Board shall occur each year.

Section 2.11. Confidentiality. Each Director shall hold all Confidential Information in the strictest confidence and shall take all appropriate measures to ensure that no other person shall have access to the Confidential Information. No Director shall disclose any Confidential Information to any person outside the Company, either during or after his or her service as a Director, except as provided with written authorization of the Board or as may be required by law. For the avoidance of doubt, the foregoing shall also apply to any Director who serves on the Board as the designee of a shareholder of the Company, and such Director shall not disclose any Confidential Information to such shareholder or any of its officers, directors, managers, members, partners, employees, attorneys, accountants, advisors, agents, consultants or other representatives. The term “Confidential Information” shall mean all non-public information (whether or not material to the Company) entrusted to or obtained by a Director by reason of his or her position as a Director of the Company, in any manner or form. If a Director is unable, on his or her own, to determine whether certain information is Confidential Information, such Director shall bring such fact to the attention of the Board at the next meeting of the Board, and a determination shall be made at such meeting.

ARTICLE III

Committees of the Board

Section 3.1 Committees. The Board has power over and is solely responsible for the management, supervision, and administration of the Company. The Board may delegate its power, but none of its responsibilities, to such persons or committees as the Board may determine.

The Board must formally ratify written policies authorized by committees of the Board before they become effective. Each committee must have one or more member(s), who serve at the pleasure of the Board. Provisions of the Articles of Incorporation and Bylaws governing place of meetings, notice of meeting, quorum, and voting requirements of the Board, apply to committees and their members as well.

The creation of a committee and appointment of members to it must be approved by the Board.

Section 3.2. Executive Committee. The Board shall appoint each year an Executive Committee in accordance with the terms of the Executive Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.3. Risk Management Committee. The Board shall appoint each year a Risk Management Committee in accordance with the terms of the Risk Management Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.4. Audit and Compliance Committee. The Board shall appoint each year an Audit and Compliance Committee in accordance with the terms of the Audit and Compliance Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.5. Compensation Committee. The Board shall appoint each year a Compensation Committee in accordance with the terms of the Compensation Committee Charter, which the Board shall adopt and amend as the Board shall determine from time to time.

Section 3.6. Other Committees. The Board may create one or more other committees and appoint two or more members of the Board and/or officers of the Company to serve on such committees, for such purposes and with such powers as the Board may determine. However, the Board may not delegate to a committee the following authority, which is reserved for the full Board (or shareholders before implementation):

1.	Adopt, amend or repeal the Articles of Incorporation and Bylaws;

2.	Authorize/approve the issuance or sale, or contract for sale, of shares of stock or determine the designation and relative rights preferences and limitations of a class or series of shares;

3.	Declare dividends;

4.	Authorize distribution of material assets;

5.	Increase the number of Directors or appoint new Board members;

6.

Create/disband any Committee, appoint/discharge members and appoint the chairperson and vice chairperson; the Board may, in its sole discretion revise Committee charters, create new Committees, and may disband Committees and re-establish those activities at the full Board level.

7.	Execute extraordinary contracts such as mergers and acquisitions;

8.	Approve any written policy;

9.	Approve any actions requiring shareholder approval; and,

10.	All other powers which may not lawfully be delegated.

ARTICLE IV

Officers and Employees

Section 4.1. President. The Board shall appoint one of its members to be President of the Company. If the Chairman and Vice Chairman are absent, the President shall preside at any meeting of the Board or at any meeting of shareholders of the Company. The President shall have general executive powers, and shall have and may exercise any and other powers and duties pertaining by law, regulation, or practice, to the office of President, or conferred by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned to, the President by the Board.

Section 4.2. Vice President. The Board may appoint one or more Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to the Vice President by the Board or the President. The Board shall designate one Vice President, in the absence of the President, to perform all the duties of the President.

Section 4.3. Secretary. The Board shall appoint a Secretary or other designated officer who shall be Secretary of the Board and of the Company, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws to be given. The Secretary shall be custodian of the corporate seal, records, documents and papers of the Company. The Secretary shall provide for the keeping of proper records of all transactions of the Company. The Secretary shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, or conferred by these Bylaws. The Secretary shall also perform such other duties as may be assigned, from time to time, by the Board.

Section 4.4. Other Officers. The Board or the President may appoint such other officers as from time to time may appear to the Board or the President to be required or desirable to transact the business of the Company. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the President. The Board may authorize an officer to appoint one or more officers or assistant officers.

Section 4.5. Tenure of Office. The President shall hold office for the current year for which the Board, of which the President shall be a member, was elected or until the President’s successor is appointed, unless the President shall resign, become disqualified, or be removed. All other officers shall serve at the pleasure of the Board. Any vacancy occurring in the office of President or in the office of Secretary, shall be filled promptly by the Board. Any vacancy occurring in any other office may be filled by the Board or the President.

Section 4.6. Resignation. An officer may resign at any time by delivering notice to the Company. A resignation is effective when the notice is given unless the notice specifies a later effective date.

Section 4.7 Continuity of Management. The Board shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer’s power and duties to any other officer, or any Director, for the time being. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company, any two or more available members of the Executive Committee shall constitute a quorum for the full conduct and management of the affairs and business of the Company in accordance with the provisions of the Company’s Bylaws. In the event of the unavailability, at such time, of a minimum of two members of the Executive Committee, any three available Directors shall constitute such Committee for the full conduct and management of the affairs and business of the Company in accordance with the provisions of the Bylaws.

ARTICLE V

Stock and Stock Certificates

Section 5.1. Form of Shares. Shares of the Company’s stock may be certificated or uncertificated, as provided under Virginia law.

Section 5.2. Transfers. Shares of stock shall be transferable on the books of the Company, and a transfer book shall be kept in which all transfers of stock shall be recorded. Transfer agents and/or registrars for one or more classes of shares of the Company may be appointed by the Board and may be required to countersign certificates, when issued, representing shares of such class or classes. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights and liabilities of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the Company for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 5.3. Stock Certificates. Certificates of stock shall bear the signature of the President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, or any other officer appointed by the Board for that purpose, to be known as an Authorized Officer, and the seal of the Company shall be engraved thereon. If any Authorized Officer whose signature or facsimile thereof shall have been used on a share certificate shall for any reason cease to be an officer of the Company and such certificate shall not then have been delivered by the Company, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an Authorized Officer. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Company properly endorsed. The Board may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law. The Company may establish a procedure through which the beneficial owner of shares that are registered in the name of a nominee may be recognized by the Company as the shareholder. The procedure may set forth: (1) the types of nominees to which it applies; (2) the rights or privileges that the Company recognizes in a beneficial owner; (3) how the nominee may request the Company to recognize the beneficial owner as the shareholder; (4) the information that must be provided when the procedure is selected; (5) the period over which the Company will continue to recognize the beneficial owner as the shareholder; or (6) other aspects of the rights and duties created.

Section 5.4. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE VI

Corporate Seal

The President, the Secretary or other officer thereunto designated by the Board shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same.

ARTICLE VII

Indemnification

The Company shall indemnify each Director or officer of the Company to the full extent permitted and in the manner prescribed by the Company’s Articles of Incorporation.

ARTICLE VIII

Miscellaneous Provisions

Section 8.1. Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 8.2. Execution of Instruments. All agreements, mortgages, conveyances, certificates, receipts, releases, satisfactions, bonds and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Company by the President, any Vice President, or the Secretary. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Company in such other manner and by such other officers as the Board may from time to time direct.

Section 8.3. Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of the shareholders, the Board and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as secretary of the meeting.

Section 8.4. Exclusive Forums. A circuit court or a federal district court with jurisdiction over the County of Fauquier, Virginia shall be the sole and exclusive forums for (i) any derivative action brought on behalf of the Company; (ii) any action for breach of duty to the Company or the Company’s shareholders by any current or former officer or Director of the Company; or (iii) any action against the Company or any current or former officer or Director of the Company arising pursuant to the Company’s Articles of Incorporation or Bylaws or the Virginia Stock Corporation Act.

ARTICLE IX

Bylaws

Section 9.1. Amendments. The Bylaws may be amended, altered or repealed, at any regular meeting of the Board, by a vote of a majority of the total number of Directors.

Certified to be the Bylaws duly adopted by the Board as amended through August 17, 2021.

/s/ Tammy P. Frazier
Tammy P. Frazier, Corporate Secretary